Silberstein Ungar, PLLC CPAs and BusinessAdvisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 6, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CommonWealth Realty Partners, Inc.
Newburyport, Massachusetts

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-11/A Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by CommonWealth Realty Partners, Inc. of our report dated December 9, 2009, relating to the financial statements of CommonWealth Realty Partners, Inc., a Nevada Corporation, as of and for the period ending November 30, 2009, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC